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                                                                      Exhibit 15


The Stockholders and Board of Directors
First Data Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1993 Director's Stock Option Plan of First Data Corporation of our reports dated April 11 and July 11, 2001 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Forms 10-Q for the quarters ended March 31 and June 30, 2001.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                       /s/ Ernst & Young LLP


July 31, 2001
Denver, Colorado